FOR IMMEDIATE RELEASE

CONTACT: Sharon Siegel, CMO
212-716-1977 ext 136

September 14, 2011

Atrinsic Appoints Nathan Fong As Chief Financial Officer

NEW YORK – (Sept. 14, 2011) – Atrinsic, Inc. (NASDAQ: ATRN), a marketer of direct-to-consumer subscription products, including Kazaa (www.kazaa.com) – a digital music subscription service, and owner of an internet search marketing agency, Atrinsic Interactive, announced today that Nathan Fong has been named as its Chief Financial Officer.  The announcement was made by Stuart Goldfarb, Atrinsic’s President and Chief Executive Officer.  Fong will be a key member of Atrinsic’s executive team and will report to Goldfarb.

Most recently, Fong served as Executive Vice President and Chief Financial Officer of The Orchard Enterprise, Inc., a privately owned company which was formerly public and listed on NASDAQ (NASDAQ:ORCD).  The Orchard is an industry pioneer and innovator in digital media services, partnering with entertainment companies, music labels, recording artists and others.

Formerly, Fong was Chief Financial Officer of Rodale International, a major publisher of health and wellness related books and magazines with global operations.  Fong also served as Chief Financial Officer of Discovery Networks International – the international division of Discovery Communications, Inc. – a leading media and entertainment company with 1 billion subscribers in 160 countries. Earlier in his career, he was  Divisional Vice President of Finance at Twentieth Century Fox International.

“Nathan’s strong financial leadership expertise and impressive background in entertainment and subscription businesses is a perfect fit with Atrinsic’s strategic path forward.  I am confident that Nathan will help drive our focus on building value and growth for our shareholders”, said Stuart Goldfarb.

Fong has an MBA from University of Rochester and a BA from Michigan State  University.  He is a CPA.

About Atrinsic and Kazaa

Atrinsic, Inc. is a marketer of direct-to-consumer subscription products and an Internet search-marketing agency. Built around the Kazaa brand, Atrinsic sells entertainment subscription products directly to consumers, which are marketed through the Internet. Atrinsic also sells Internet marketing services to its corporate and advertising clients. Atrinsic has developed its marketing media network, consisting of web sites, proprietary content and licensed media, to attract consumers, corporate partners and advertisers.  Atrinsic believes its marketing media network and proprietary technology allow it to cost-effectively acquire consumers for its products and for its corporate partners and advertisers.

Kazaa is a subscription-based digital music service that gives users unlimited access to millions of CD-quality tracks. For a monthly fee users can listen to unlimited music files and play those files on up to three separate computers and download unlimited ringtones to a mobile phone. Unlike other music services that charge you every time a song is downloaded, Kazaa allows users to listen to and explore as much music as they want for one monthly fee, without having to pay for every track or album. Royalties are paid to the rights’ holders for licenses to the music utilized by this digital service.  Atrinsic and Brilliant Digital, Inc. jointly offer the Kazaa digital music service pursuant to a Marketing Services Agreement and a Master Services Agreement between the two companies.

Atrinsic, Inc.
pr@atrinsic.com

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